EXHIBIT 5.2

[CTS CORPORATION LETTERHEAD]

July 28, 2004

CTS Corporation
905 West Boulevard North
Elkhart, Indiana 46514

Ladies and Gentlemen:

     I am Vice President, General Counsel and Secretary for CTS Corporation, an Indiana corporation (the “Company”), and have advised the Company in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), with respect to the registration for resale under the Securities Act of 1933 (the “Act”), of $60,000,000 aggregate principal amount of the Company’s 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) and the shares (the “Shares”) of common stock, no par value, of the Company issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture, dated as of May 11, 2004 (the “Indenture”), by and between the Company and Wells Fargo Bank, N.A., as trustee.

     In rendering this opinion, I have examined such documents and records, including originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

     1. CTS Corporation was duly organized, validly existing and in good standing under the laws of the State of Indiana at the time that it entered into the Indenture.

     2. When issued upon conversion of the Notes, the Shares will be validly issued, fully paid and non-assessable.

     My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the laws of the State of Indiana. I express no opinion with respect to the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement filed by the Company to register the resale of the Notes and the Shares under the Act and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of such

     Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Richard G. Cutter, III
Vice President, Secretary and General Counsel